Exhibit 10.24

Novatel Wireless, Inc.
2014 Retention Bonus Plan
Our Board of Directors has adopted a bonus plan to recognize the continuing efforts of all our employees in driving the future success of the company. The purpose of this plan is to reward employees for their hard work and dedication to the company at a crucial time for achieving our long-term vision.
WHO IS ELIGIBLE?
Everyone! The only requirements for participation in this plan are that you must be a full-time employee for at least 4 months of the bonus measurement period (defined below), and you must still be a full-time employee on the date that the company determines achievement of the bonus. All full-time employees will participate in this plan, regardless of their geographic location.
HOW MUCH IS IT?
Each employee’s target bonus will be equal to 50% of the employee’s annualized base compensation for the bonus measurement period (the “Target Bonus”). The payouts will be made in cash or Novatel Wireless stock, with the company having the ability to pay up to 70% of the final achieved bonus in Novatel Wireless stock. For those employees not employed during the entire bonus measurement period, payments will be pro-rated based on the time they have been employed during the bonus measurement period. Commissioned employees will be eligible for a modified payout under this plan, receiving a true-up amount between their earned commission for the period and their Target Bonus.
WHEN WILL IT BE PAID?
Achievement of the bonus will be determined on the day of the company’s public earnings release for the second consecutive quarter of achievement. Earned bonuses will be paid no later than 90 days following this date.
HOW IS THE BONUS EARNED?
The bonus will be earned if the company achieves both “positive free cash flow” and “increased cash” in two consecutive quarters (the “bonus measurement period”) starting with the third quarter of 2014 and continuing through the first quarter of 2015. This means that the company must achieve these financial targets in either (a) the third and fourth quarters of 2014, or (b) the fourth quarter of 2014 and the first quarter of 2015. “Positive free cash flow” and “increased cash” for purposes of this plan will be determined and measured based on the company’s quarterly financial statements at the time of each quarter’s public earnings release, calculated in accordance with generally accepted accounting principles, and defined as follows:
“Positive free cash flow” is defined as Adjusted EBITDA as presented in the company’s quarterly earnings release, less capital expenditures, interest, current taxes, restructuring-related charges and special one-time costs for the quarter (as presented in the earnings release or the company’s 10K or 10Q, as applicable).
“Increased cash” is defined as increased cash and marketable securities during the quarter compared to the prior quarter ending balance, excluding any payments related to restructuring-related

Exhibit 10.24

charges and special one-time costs, and excluding any receipts during the quarter from stock sales, loan proceeds, sales of assets or similar items.
IS THERE ANYTHING ELSE THAT I SHOULD KNOW?
Everyone should help identify revenue opportunities and areas for cost savings. Achieving our financial targets will not only get the bonuses paid out, but also will set the company on a path to achieve our long-term vision. Together, we can make this happen.

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The company reserves the right to amend or modify this plan to clarify any of its terms. The existence of this plan does not create any rights to continued employment with the company.

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